UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 30, 2016

Date of Report (Date of earliest event reported)

CACHET FINANCIAL SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53925	27-2205650
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18671 Lake Drive East Southwest Tech Center A Minneapolis, MN 55317	55317
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 698-6980

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Events.

On September 30, 2016, the United States District Court for the Central District of California entered a judgment and permanent injunction (the “Injunction”) against Cachet Financial Solutions, Inc. (the “Company”) in connection with a trademark infringement lawsuit filed against the Company by Cachet Financial Services (formerly known as Cachet Banq, Inc.).

Pursuant to the Injunction, effective from December 31, 2016, the Company, its officers, directors, agents, servants, employees and attorneys and all persons in active concert or participation with any of the foregoing (the “Related Parties”) are enjoined from (i) using any mark, name, symbol, logo or other indicia that incorporates or is confusingly similar to the term “CACHET” in any way that relates to financial services, and (ii) offering for sale, soliciting sales, promoting, distributing, importing, advertising, or selling any products or services, in any medium, under any mark, name, symbol, logo or other indicia that incorporates or is confusingly similar to the term “CACHET” which in any way relate to financial services, in each case except for the permitted use described below. In addition, the Company and the Related Parties are ordered to destroy, by no later than December 31, 2016, all signs, products, advertisements, packaging, literature, business cards and any other promotional material, which feature the term “CACHET” or a term confusingly similar thereto, both physical and electronic, which are in any way related to financial services, except for the permitted use described below.

Pursuant to the Injunction, the Company is permitted to use the term “CACHET” where: (1) both the Company’s design logo and the term “business-to-business electronic remote check deposit services” are used in at least equal size font; and (2) a statement that the Company’s services “are not provided to payroll processing companies or payroll service bureaus” is used in a font at least half the size of the font as the term “CACHET.”

The Company must comply with the Injunction by no later than December 31, 2016, and by no later than January 12, 2017 the Company must file a declaration under penalty of perjury setting forth in detail the manner and form in which it has complied with the Injunction.

The Company intends to appeal the judgment and the Injunction to the United States Court of Appeals for the Ninth Circuit. If and to the extent required, the Company intends to comply with the Injunction.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 6, 2016

CACHET FINANCIAL SOLUTIONS, INC.

By:	/s/ Bryan D. Meier
Bryan D. Meier
Chief Financial Officer

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